FINANCIAL STATEMENTS

The audited statement of Assets and Liabilities as of June 6, 2003 for the Fund is included below.



                            PMFM ETF Portfolio Trust
                       Statement of Assets and Liabilities
                                  June 6, 2003
________________________________________________________________________________

Assets:
________________________________________________________________
Cash                                                                  $ 100,000
________________________________________________________________      =========
          Total Assets                                                  100,000
________________________________________________________________
Liabilities:                                                                  -
________________________________________________________________      =========
Net Assets for 10,000 shares outstanding                              $ 100,000
________________________________________________________________      =========
Net Assets Consist of:
________________________________________________________________      =========
Paid in Capital                                                       $ 100,000
________________________________________________________________      =========
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
________________________________________________________________

$100,000 / 10,000 shares outstanding                                  $   10.00
________________________________________________________________      =========


Notes:

(1) The PMFM ETF Portfolio Trust (the "Fund") is an open-end management investment company (a mutual fund) in a non-diversified series of the PMFM Investment Trust (the "Trust"). The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on February 28, 2003 and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 10,000 shares at $10.00 per share. The advisor has paid all organizational costs.


(2) Reference is made to the management of the Fund (on page 16), administration of the Fund (on page 17) and tax information (on page 21) in the Statement of Additional Information for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.


(3) Certain Officers and Trustees of the Trust are Officers and Directors or Trustees of the Advisor and the Administrator.

INDEPENDENT AUDITORS' REPORT


To the Board of Trustees of PMFM ETF Portfolio Trust and Shareholder of PMFM ETF Portfolio Trust:

We have audited the accompanying statement of assets and liabilities of PMFM ETF Portfolio Trust (the "Fund") as of June 06, 2003. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets and liabilities presents fairly, in all material respects, the financial position of PMFM ETF Portfolio Trust as of June 06, 2003, in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche

New York, New York
June 27, 2003